Exhibit 5.1
[DEWEY BALLANTINE LLP LETTERHEAD]
May 15, 2007
The Ultimate Software Group, Inc.
2000 Ultimate Way
Weston, FL 33326
Ladies and Gentlemen:
     We have acted as counsel to The Ultimate Software Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an additional 3,000,000 shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company relating to the exercise of awards pursuant to The Ultimate Software Group, Inc. Amended and Restated 2005 Equity and Incentive Plan, effective as of May 15, 2007 (the “Plan”).
     We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below.
     Based on the foregoing, we are of the opinion that:
     1. The issuance of the Shares pursuant to awards granted under the Plan has been duly authorized; and
     2. When the Shares have been issued and delivered in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.
     We are members of the bar of the State of New York and we express no opinion as to any laws other than the laws of the State of New York, the Delaware General Corporation Law and the federal law of the United States of America. The foregoing opinion is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.
     We call to your attention that Mr. James A. FitzPatrick, Jr., a member of our Firm, is a member of the Board of Directors of the Company and owns 2,000 shares of Common Stock and holds options to purchase 62,434 shares of Common Stock.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Dewey Ballantine LLP
Dewey Ballantine LLP